TRICO INCENTIVE BONUS PLAN

This Trico Marine Services, Inc. Annual Incentive Plan (the “Plan”) is adopted by Trico Marine Services, Inc., a Delaware corporation (the “Company”).  The terms of the Plan have been approved by the Company’s Board of Directors and are as follows:

I.

Purpose

The Plan is designed to increase shareholder value through effective use of performance-based bonus awards.  The Plan is intended to advance the best interests of the Company and its subsidiaries by providing key employees with additional incentives through the grant of cash awards based on the performance of the Company and the individual employee, thereby increasing the personal stake of such employees in the continued success and growth of the Company and encouraging them to remain in the employ of the Company.

II.

Term

The effective date of this Plan is January 1, 2006.  The Plan will remain in effect for successive fiscal years beginning on January 1, 2006 (each, a “Plan Year”).

III.

Eligibility

The participants in this Plan shall be those employees of the Company who have been selected by the CEO, and are approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  Notwithstanding the foregoing, eligible employees must have been full-time employees with the Company or any of its subsidiaries for at least three months of the Plan Year and remain employed on a full-time basis through the bonus payment date for such Plan Year.  Directors who are not employees of the Company shall not be eligible to participate in the Plan.

IV.

Change in Eligibility Status

In making decisions regarding employees’ participation in the Plan, the CEO may consider any factors that he or she may consider relevant.  The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below, provided that recommendation to include an employee in the Plan originates from the CEO:

(a)

New hire, Transfer, Promotion.  A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan after March 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the Participant was approved into the Plan.  A newly hired, transferred or promoted employee selected and approved as a Participant in the Plan prior to March 1 of the Plan Year may participate based on a full Plan Year.

(b)

Demotion.  An Incentive Award will generally not be made to an employee who has been demoted during the Plan Year because of performance.

(c)

Termination.  An Incentive Award will generally not be made to any Participant whose services are terminated prior to the payment of the Incentive Award for reasons of misconduct, failure to perform or other cause.

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(d)

Resignation.  An Incentive Award will generally not be made to any Participant who resigns for any reason, including retirement, before the Incentive Award is made.  However, if the Participant has voluntarily terminated his or her employment with the Company’s consent, the Participant may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award.

(e)

Death and Disability.  A Participant whose status as an active employee is changed prior to the payment of the Incentive Award for any reason other than the reasons cited above may be considered for a pro rata Incentive Award, provided the Participant otherwise qualifies for the Incentive Award.  In the event that an Incentive Award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.

The above guidelines are subject to the terms of any applicable severance or similar agreements.  Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.

V.

Performance-Based Bonus Awards

Subject to the following provisions, the CEO will determine, and recommend for approval by the Compensation Committee, a Performance-Based Bonus Award (the “Award”) for selected employees.  Each grant of an Award shall specify the amount and nature of the Award to be received by the employee subject to satisfaction of specified “Incentive Opportunities” within a specified “Performance Period.”

(a)

Performance Period.  The Performance Period with respect to each Award shall be the period of time within which the Incentive Opportunities relating to the Award are to be achieved.  Unless otherwise specified, the Performance Period shall be the then-current Plan Year relating to the granting of the Award.

(b)

Incentive Opportunities.  The CEO will determine, and recommend for approval by the Compensation Committee, Incentive Opportunities for each Participant.  The Incentive Opportunities will be defined as Incentive Opportunity Zones that represent a range of threshold, target and maximum performance outcomes for which incremental increases in performance will result in incremental increases in the Award.  Each Incentive Opportunity Zone will include threshold, target and maximum incentive opportunities.  The Participant’s target incentive opportunity will be based on the Participant’s role and responsibilities, and will be expressed as a percentage of the Participant’s base salary.  The Participant’s threshold and maximum incentive opportunities will be expressed as a Payout Multiple of the target incentive opportunity and will also be based on the Participant’s role and responsibilities.  The tables set forth on Exhibit A outline the target Payout Multiples for certain Participant categories.

The target incentive opportunity as a multiple of base salary, and the resulting threshold and maximum opportunities will be determined and approved in writing and kept on file for each Participant.

(c)

Performance Goals.  Each Participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the Plan Year.  These Performance Goals will be based on certain financial and non-financial performance measures that support the approved business plan of the Company, and should identify how the Participant will support the achievement of such goals.

Two performance categories will generally be used for each Participant:

1.

Corporate Performance — There will be one or more performance measures with equal or different weights that may be used within this category, including without limitation any one or more of the performance criteria described below:

•

Safety

•

Corporate EBITDA versus Plan

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•

Return on Capital versus OSV peers

•

Days Sales Outstanding

The Performance Goals for these financial measures will generally be based on the Company’s financial plan for the relevant Plan Year as approved by the Board of Directors.

2.

Individual Performance — The Individual Performance Goals will generally be based on those established using the Company’s annual performance appraisal system.

The target mix and weighting of the Performance Goals for each Participant will vary depending on the Participant’s role and responsibilities, as set forth on Exhibit B.

For the financial performance measures, threshold, target and maximum Performance Goals will be established and aligned within the Participant’s applicable Incentive Opportunity Zone as defined above.  The threshold, target and maximum Performance Goals for these financial measures, based on the Company’s plan for 2006 are set forth on Exhibit C.

The threshold, target and maximum individual Performance Goals will be based on how well the Participant met the goals established using the Company’s annual performance management system.  The Individual Performance Goals will be aligned within the Participant’s applicable Incentive Opportunity Zone.  While the interpretation of how well the Individual Performance Goals are met will be more subjective than for financial measures, the following descriptions will be used to interpret individual performance:

1.

Exceeds Expectations – Defined as performance that consistently exceeds established expectations regarding the Participant’s key individual goals. Performance at this level creates new standards of performance. Individual performance near or at the maximum will be achieved if the participant has exhibited “Exceeds Expectations” performance.

2.

Meets Expectations - Defined as performance that consistently meets and often exceeds established expectations regarding the Participant’s key individual goals.  Individual performance at target will be achieved if the Participant has exhibited “Meets Expectations” performance.

3.

Meets Most Expectations - Defined as performance that often meets established expectations regarding the Participant’s key individual goals, but also requires some development.  Individual performance near or at the minimum will be achieved if the Participant has exhibited “Meets Most Expectations” performance.

4.

Does Not Meet Expectations - Defined as performance that does not consistently meet established expectations regarding the Participant’s key individual goals and requires significant development.  Individual performance at this level will result in no individual annual incentive payment for the Participant.

(d)

Minimum Performance Requirements.  There are two minimum performance requirements in order to receive an Award in accordance with the Plan:

1.

The Minimum Financial Performance Target level set forth on Exhibit C must be achieved for Participants to be eligible for the Award.

(e)

Distributions.  To the extent it has been earned, an Award shall be distributed in cash, and shall be paid in lump sum to the employee following approval by the Board of Directors of the Company’s Plan Year financial statements.  The payment of such Award shall not be assigned, transferred, mortgaged or otherwise disposed of prior to actual receipt, and any such attempt shall be null and void.

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VI.

Administration of the Plan

This Plan shall be administered by the Compensation Committee with oversight by the Board of Directors.  The Compensation Committee shall have the authority to interpret the provisions of this Plan and make final decisions with respect to the entitlement of any employee to an Award.  The Committee shall also have the authority to review and approve any proposed amendments to the Plan throughout the Plan Year.  The Committee retains the right to discontinue or amend this Plan at any time.  The Committee may use discretion to adjust the Award levels to account for events that impact the ability to meet the Incentive Opportunities described in Section V.  The CEO will be responsible for the interpretation and the day-to-day management of the Plan. The CEO shall also make recommendations to the Committee for review and approval.

Nothing in this Plan is to be considered a guarantee of an Award.  Any decisions by the Compensation Committee, on behalf of the Board of Directors, are final and binding on all parties.

VII.

Exemption from Liability; Indemnification

The members of the Compensation Committee and the persons acting on behalf of the Compensation Committee shall be free from liability for their acts, omissions, and conduct in the administration of the Plan, except for those acts, omissions and conduct resulting from willful misconduct or lack of good faith.

The Company shall indemnify each member of the Compensation Committee, the persons acting on behalf of the Compensation Committee and any other employee, officer or director of the Company against any claims, loss, damage, expense and liability, by insurance or otherwise, reasonably incurred by the individual in connection with any action or failure to act by reason of performance of an authorized duty or responsibility for or on behalf of the Company pursuant to the Plan unless the same is judicially determined to be the result of the individual’s gross negligence or willful misconduct.  The foregoing right shall be in addition to any other rights to which such person may be entitled to as a matter of law.

VIII.

Additional Provisions

(a)

Amendments.   The Board of Directors may, in its sole discretion, discontinue the Plan at any time, or amend it from time to time.  The Compensation Committee shall have the authority to amend any grant to include any provision which, at the time of such amendment, is authorized under the terms of the Plan;  however, no outstanding Award may be revoked or altered in a manner adverse to the holder without the written consent of the holder.

(b)

No Guaranty of Employment.  The grant of an Award under the Plan shall not constitute an assurance of continued employment during the Performance Period.

(c)

Withholding.  Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

(d)

Governing Law.  This Plan shall be governed and construed under the laws of the State of Texas.

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Exhibit A

Target Payout Multiples

The following tables set forth the target Payout Multiples for certain Participant categories (where “X” equals the target incentive opportunity as a percentage of base salary):

Chief Executive Officer – responsible for overall financial performance of the Company:

Threshold Multiple of Target	Target	Maximum Multiple of Target
.50X	1.00X	1.50X

Senior Management — includes executives with direct profit and loss or overall financial responsibilities for the Company at the corporate level:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.25X	.50X	1.00X

Designated Key Employees — includes employees with indirect profit and loss responsibilities:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.15X	.30X	.60X

Designated Level 1 Employees — includes employees with indirect profit and loss responsibilities:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.10X	.20X	.40X

Designated Level 2 Employees — includes employees with indirect profit and loss responsibilities:

Threshold Multiple of Target	Target	Maximum Multiple of Target
0.05X	.10X	.20X

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Exhibit B

Target Mix and Weighting of Performance Goals

Target mix and weighting of the Performance Goals for certain Plan Participants:

Performance Goals Weighting
Position	Safety	Corporate EBITDA Vs. Plan	Return on Capital vs. OSV Peers	Days Sales Outstanding US/NS	Individual	Total
President & CEO	10%	35%	20%	7.5%/7.5%	20%	100%
Senior Management	10%	35%	20%	7.5%/7.5%	20%	100%
Designated Key Employees	10%	35%	20%	7.5%/7.5%	20%	100%
Designated Level 1 Employees	10%	35%	20%	7.5%/7.5%	20%	100%
Designated Level 2 Employees	10%	35%	20%	7.5%/7.5%	20%	100%

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